UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2019

Nightstar Therapeutics plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales

(State or Other Jurisdiction of Incorporation)

001-38217	98-1413750
(Commission File Number)	(IRS Employer Identification No.)

10 Midford Place, 2nd Floor London W1T 5BJ United Kingdom
(Address of Principal Executive Offices)	(Zip Code)

+44 (0)20 7062 2777

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01.	Entry into a Material Definitive Agreement

On March 4, 2019, Nightstar Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), entered into an Implementation Agreement (the “Implementation Agreement”) by and among the Company, Biogen Switzerland Holdings GmbH, a limited liability company incorporated in Switzerland (“Bidder”) and Tungsten Bidco Limited, a limited liability company incorporated in England and Wales and a wholly-owned subsidiary of Bidder (“Bidco”). Pursuant to the terms of the Implementation Agreement, Bidco has agreed to acquire the entire issued and to be issued share capital of the Company, par value £0.01 per share (the “Company Shares”), for $25.50 in cash per share (excluding any treasury shares and Deferred Shares (as defined below)) (the “Consideration”). Under the terms of the Implementation Agreement, the acquisition (the “Acquisition”) will be implemented by means of a scheme of arrangement to be undertaken by the Company under Part 26 of the UK Companies Act 2006 (the “Scheme”). Bidder and Bidco reserve the right under the Implementation Agreement to effect the Acquisition by way of a takeover offer, with the consent of the Company.

The Scheme involves an application by the Company to the High Court of Justice in England and Wales (the “Court”) to sanction the Scheme, pursuant to which the issued and outstanding Company Shares that are not treasury shares or Deferred Shares (as defined below) (the “Scheme Shares”), will be transferred to Bidco, in consideration for which holders of Scheme Shares will receive the Consideration. The transfer of the Scheme Shares to Bidco, provided for in the Scheme, will result in the entire issued and to be issued share capital of the Company (other than any treasury shares and Deferred Shares (as defined below)) being held by Bidco.

Upon the completion of the Acquisition, all outstanding stock options, restricted shares and restricted stock units awarded pursuant to the Company’s 2017 Equity Incentive Plan will be cancelled and cease to be outstanding, and the holder will be entitled to receive the Consideration less any applicable exercise or purchase price. All outstanding restricted shares issued prior to the Company’s 2017 initial public offering and converted in connection with the initial public offering (“Pre-IPO Equity Awards”) will be acquired in the Scheme. Any Pre-IPO Equity Awards that were deferred upon the termination of the holder’s employment (the “Deferred Shares”) will not receive the Consideration and are expected to be repurchased by the Company for a total payment of £0.01 to the holder of such Deferred Shares, pursuant to the terms of the applicable conversion agreement.

The completion of the Acquisition is subject to the satisfaction or waiver of certain conditions (the “Conditions”), including, among other things: (1) the absence of any law or order by any governmental authority enjoining, preventing, restraining, prohibiting or otherwise making illegal the Acquisition; (2) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval from competition authorities in Germany; (3) the accuracy of the Company’s representations and warranties under the Implementation Agreement (subject to a material adverse effect standard in most cases); (4) the Company’s compliance with its obligations under the Implementation Agreement and (5) the absence of a Company material adverse effect.

The Acquisition is also subject to, among other things: (1) approval by at least 75 percent in value and a majority in number of the holders of Company Shares (the “Company Shareholders”) present and voting (in person or by proxy) at the meeting to be convened by order of the Court in order for the Company Shareholders to consider, and if thought fit, to approve, the Scheme (the “Court Meeting”); (2) passing of all resolutions necessary to approve and implement the Scheme by at least 75 percent of Company Shareholders present and voting (in person or by proxy) at the general meeting to be convened for Company Shareholders to consider, and if thought fit approve, certain matters in connection with the Scheme and the Acquisition (the “General Meeting”); and (3) the sanctioning of the Scheme by the Court.

The Implementation Agreement contains certain customary representations, warranties and covenants, including, among others, covenants with respect to the conduct of the Company’s business prior to completion of the Acquisition and covenants prohibiting the Company from soliciting, providing information or entering into discussions concerning competing acquisition proposals (generally defined as proposals for 20% or more of the assets, voting power or economic rights of the Company).

The Implementation Agreement contains certain termination rights for each of the Company and Bidder. Under specified circumstances, the Company is permitted to terminate the Implementation Agreement to accept a superior proposal (generally defined as a proposal for 80% or more of the voting power and economic rights or all or substantially all of the Company’s assets, which proposal the Company board of directors (the “Company Board”) has determined, in good faith, after consultation with its outside counsel and financial advisors, (i) would result in greater value to Company Shareholders from a financial point of view than the Acquisition, including a price per Company Share payable in cash that is more than 7.5% above the Consideration and (ii) that is reasonably likely to be completed relative to the Acquisition).

The Implementation Agreement also provides for payment of a termination fee in specified circumstances. The Company is obligated to pay to Bidder an approximately $8.8 million termination fee (the “Termination Fee”) in certain circumstances, including:

•	if the Company terminates the Implementation Agreement to accept a superior proposal;

•

if Bidder terminates the Implementation Agreement because the Company Board notifies Bidder or publicly states that it no longer recommends (or intends to recommend) that the Company Shareholders vote in favor of the Acquisition at the Court Meeting or the General Meeting (the “Company Board Recommendation”);

•

if Bidder terminates the Implementation Agreement because (i) the Company Board fails to include the Company Board Recommendation in the Company’s Scheme document/proxy statement to be issued to Company Shareholders when mailed, or (ii) the Company Board fails to reaffirm the Company Board Recommendation within 10 days after Bidder so requests in writing.

The Company is also obligated to pay the Termination Fee if the Implementation Agreement is terminated:

•	by either Bidder or the Company if the Acquisition is not completed by September 4, 2019;

•	by Bidder, if a closing condition is incapable of satisfaction by September 4, 2019;

•

by Bidder, if following the Court Meeting or the General Meeting the Company Board notifies Bidder in writing or publicly states that the Company will not seek the sanctioning of the Scheme by the Court; or

•

by Bidder, if the Company breaches its representations and warranties or fails to perform its obligations under the Implementation Agreement such that certain closing conditions cannot be satisfied by September 4, 2019 (subject to certain cure and notice periods), and, (i) any person shall have publicly disclosed a competing acquisition proposal for the Company after the date of the Implementation Agreement and prior to such termination (which has not been withdrawn prior to such termination) and (ii) within twelve months of such termination, a competing acquisition proposal for the Company is announced and becomes effective anytime thereafter.

The foregoing description of the Implementation Agreement is not complete and is subject to and qualified in its entirety by reference to the copy of the Implementation Agreement attached as Exhibit 2.1 hereto, which is incorporated herein by reference. The representations and warranties contained in the Implementation Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Implementation Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties contained in the Implementation Agreement as characterizations of the actual state of facts or condition of the Company, Bidder, Bidco or any of their respective subsidiaries, affiliates or businesses.

Item 8.01.	Other Events.

Irrevocable Undertakings

Bidder has received irrevocable undertakings to vote or procure votes in favor of the resolutions relating to the Scheme at the Court Meeting and the General Meeting (or in the event that the Acquisition is implemented by way of a takeover offer, to accept or procure acceptance of such takeover offer) from the members of the Company Board, in respect of their entire beneficial holdings, amounting to 20,638,209 Company Shares, in aggregate, representing approximately 61.6 percent of the issued share capital of the Company as of February 28, 2019.

Bidder has also received irrevocable undertakings from Syncona Portfolio Limited and New Enterprise Associates, each Company Shareholders, to vote or procure votes in favor of the resolutions relating to the Scheme at the Meetings (or in the event that the Acquisition is implemented by way of an takeover offer, to accept or procure acceptance of such takeover offer) in respect of their entire beneficial holdings, amounting to 19,866,454 Company Shares, in aggregate, representing approximately 59.3 percent of the issued share capital of the Company as at February 28, 2019.

Under their terms, the irrevocable undertakings will cease to be binding in certain circumstances, including if:

•

the Scheme lapses or is withdrawn in accordance with its terms and Bidder or Bidco publicly confirms that it does not intend to proceed with the Acquisition or to implement the Acquisition by way of a takeover offer or otherwise; and

•	the Scheme or takeover offer lapses or is withdrawn or otherwise becomes incapable of becoming effective or has not become effective by 11.59 p.m. (London time) on September 4, 2019.

Forms of the irrevocable undertakings are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Announcement

On March 4, 2019, the Company issued an announcement (the “Announcement”), disclosing that the Company and Biogen, Inc. (“Biogen”) had reached an agreement on the terms of the proposed Acquisition of the Company by Biogen. The Announcement contains the Conditions in addition to certain other details of the proposed Acquisition. The Announcement is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Communications

On March 4, 2019, the Company distributed a Message from David Fellows to Employees, a copy of which is attached hereto as Exhibit 99.4 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

2.1	Implementation Agreement, dated as of March 4, 2019, by and among Biogen Switzerland Holdings GmbH, Tungsten Bidco Limited and Nightstar Therapeutics plc.*

99.1	Form of Shareholder’s Irrevocable Undertaking.

99.2	Form of Director’s Irrevocable Undertaking.

99.3	Announcement, dated March 4, 2019.

99.4	Message from David Fellows to Employees, dated March 4, 2019.

*

Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Further information

This Current Report on Form 8-K is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed acquisition by Biogen Switzerland Holdings GmbH (“Bidder”) and Tungsten Bidco Limited (“Bidco”) (or its nominee(s)) of the entire issued and to be issued share capital of Nightstar Therapeutics Plc (“the Acquisition”) or otherwise. The Acquisition will be made by a scheme of arrangement under Part 26 of the Companies Act between Nightstar and Nightstar shareholders (the “Scheme”), the full terms and conditions of which, including details of how to vote in respect of the Scheme, will be set out in the document to be dispatched to Nightstar shareholders including the particulars required by section 897 of the Companies Act (“Scheme Document”), with or subject to any modification, addition or condition approved or imposed by the High Court of Justice in England and Wales (the “Court”) and agreed to by Bidder, Bidco and Nightstar (“Scheme”). INVESTORS ARE ADVISED TO READ THE SCHEME DOCUMENT, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN IT BECOMES AVAILABLE CAREFULLY AND IN ITS ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE ACQUISITION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain a free copy of the Scheme Document (when available) at the Securities and Exchange Commission’s website at www.sec.gov, or free of charge from Nightstar at https://www.nightstartx.com or by directing a request to Nightstar at investors@nightstartx.com. Any voting decision or response in relation to the Acquisition should be made solely on the basis of the Scheme Document.

This communication does not constitute a prospectus or a prospectus equivalent document.

Biogen and Nightstar, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the co-operation agreement entered into on 4 March 2019 between Bidder, Bidco and Nightstar and, relating to, amongst other things, the implementation of the Acquisition (“Implementation Agreement”). Information regarding Nightstar’s directors and executive officers is contained in Nightstar’s Form 20-F for the year ended 31 December 2017, which is filed with the United States Securities and Exchange Commission (“SEC”). Information regarding Biogen’s directors and executive officers is contained in Biogen’s Form 10-K for the year ended 31 December 2018 and its proxy statement dated 27 April 2018. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Implementation Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Scheme Document and other relevant materials to be filed with the SEC when they become available.

Overseas shareholders

The release, publication or distribution of this Current Report on Form 8-K in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or the United States (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or United States or who are subject to the laws of another jurisdiction to vote their Nightstar shares in respect of the Scheme at the meeting or meetings of the Nightstar shareholders to be convened by order of the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by Bidder, Bidco and Nightstar) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document (“Court Meeting”), or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction.

Copies of this Current Report on Form 8-K and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Nightstar shareholders in that jurisdiction (“Restricted Jurisdiction”), or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction.

Doing so may render invalid any related purported vote in respect of acceptance of the Acquisition.

If the Acquisition is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act) (“Offer”), the Offer may not (unless otherwise permitted by applicable law and regulation) be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Nightstar shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Nightstar

The Acquisition relates to the shares of a United Kingdom company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act and subject to the proxy solicitation rules under the U.S. Exchange Act. The Acquisition, implemented by way of a scheme of arrangement, is not subject to the tender offer rules under the U.S. Exchange Act. If, in the future, Bidder exercises its right to implement the Acquisition by way of an Offer, subject to the terms of the Implementation Agreement, the Acquisition will be made in compliance with applicable United States laws and regulations.

It may be difficult for U.S. Nightstar shareholders and Nightstar ADR Holders to enforce their rights and any claim arising out of the U.S. federal securities laws, because Nightstar is located in a non-U.S. country, and some or all of its officers and directors are residents of a non-U.S. country. U.S. Nightstar shareholders and Nightstar ADR Holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

U.S. Nightstar shareholders and Nightstar ADR Holders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Acquisition.

Warning Concerning Forward-Looking Statements

All statements included in this Current Report on Form 8-K, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including Section 21E of the U.S. Exchange Act, and other securities laws. Whenever Nightstar uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may”, “predict”, “could”, “seek”, “forecast” and negatives or derivatives of these or similar expressions, they are making forward-looking statements. Examples of such forward-looking statements include, but are not limited to, references to the anticipated benefits of the Acquisition and the expected time of effectiveness of the Acquisition. These forward-looking statements are based upon Nightstar’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.

Shareholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. Important risk factors that may cause Nightstar’s actual results to differ materially from their forward-looking statements include, but are not limited to: (1) the Acquisition is subject to the satisfaction or waiver of certain conditions, including the receipt of requisite approvals by Nightstar’s shareholders, the sanction of the Scheme by the Court, and the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which conditions may not be satisfied or waived; (2) uncertainties as to the timing of the consummation of the Acquisition and the ability of each party to consummate the Acquisition; (3) the risk that the Acquisition disrupts the parties’ current operations or affects their ability to retain or recruit key employees; (4) the possible diversion of management time on Acquisition-related issues; (5) litigation relating to the Acquisition; (6) unexpected costs, charges or expenses resulting from the Acquisition; and (7) potential adverse reactions or changes to business relationships resulting from the communication or completion of the Acquisition.

The information contained in Nightstar’s filings with SEC, including in Nightstar’s Form 20-F for the year ended 31 December 2017 identifies other important factors that could cause actual results to differ materially from those stated in or implied by the forward-looking statements in this communication. Nightstar’s filings with the SEC are available on the SEC’s website at www.sec.gov. You should not place undue reliance upon forward-looking statements. Except as required by law, Nightstar does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2019

NIGHTSTAR THERAPEUTICS PLC

By:	/s/ David Fellows
	Name:	David Fellows
	Title:	Chief Executive Officer